Registration Statement No. 333-152087

Registration Statement No. 333-208245

As filed with the Securities and Exchange Commission on March 12, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-152087

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-208245

UNDER

THE SECURITIES ACT OF 1933

SCRIPPS NETWORKS INTERACTIVE, INC.

(Exact name of registrant as specified in its charter)

Ohio	1-34004	61-1551890
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9721 Sherrill Boulevard

Knoxville, Tennessee 37932

(865) 694-2700

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Scripps Networks Interactive, Inc. 2008 Long-Term Incentive Plan

Scripps Networks Interactive, Inc. Employee Stock Purchase Plan

Scripps Networks Interactive, Inc. Executive Deferred Compensation Plan

Scripps Networks Interactive, Inc. 2008 Deferred Compensation and Stock Plan for Directors

Scripps Networks Interactive, Inc. 2015 Long-Term Incentive Plan

(Full title of the plans)

Savalle Sims, Esq.

Executive Vice President and General Counsel

Discovery, Inc.

One Discovery Place

Silver Spring, Maryland 20910

(240) 662-2000

(Name, Address and Telephone Number, including Area Code, for Agent for Service)

Copies to:

Matthew E. Kaplan, Esq.

Jonathan E. Levitsky, Esq.

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

(212) 909-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act .     ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Scripps Networks Interactive, Inc., an Ohio corporation (the “Company”), remove from registration any and all shares of Class A common stock, par value $0.01 per share, of the Company (“Common Stock”), remaining unsold and any other securities issuable by the Company under the following Registration Statements on Form S-8 filed by the Company (each, a “Registration Statement” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “Commission”), pertaining to the registration of shares of Common Stock offered under certain employee benefit and equity plans and agreements:

•	Registration Statement on Form S-8 (No. 333-152087), filed with the Commission on July 2, 2008, pertaining to the registration of 19,575,000 shares of Common Stock, relating to the Scripps Networks Interactive, Inc. 2008 Long-Term Incentive Plan, Scripps Networks Interactive, Inc. Employee Stock Purchase Plan, Scripps Networks Interactive, Inc. Executive Deferred Compensation Plan and Scripps Networks Interactive, Inc. 2008 Deferred Compensation and Stock Plan for Directors.

•	Registration Statement on Form S-8 (No. 333-208245), filed with the Commission on November 30, 2015, pertaining to the registration of 8,000,000 shares of Common Stock, relating to the Scripps Networks Interactive, Inc. 2015 Long-Term Incentive Plan.

On July 30, 2017, the Company, Discovery, Inc. (f/k/a Discovery Communications, Inc.) (“Discovery”), and Skylight Merger Sub, Inc., a direct, wholly-owned subsidiary of Discovery (“Merger Sub”) entered into an Agreement and Plan of Merger, pursuant to which, among other things, Merger Sub would be merged with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly-owned subsidiary of Discovery. The Merger became effective on March 6, 2018 pursuant to a Certificate of Merger filed with the Secretary of State of the State of Ohio.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. The Company hereby removes from registration any and all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Silver Spring, State of Maryland, on March 12, 2018.

SCRIPPS NETWORKS INTERACTIVE, INC.

By:	/s/ Stephanie Marks
Name: Stephanie Marks Title: Vice President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.